Exhibit 21.1

Subsidiaries of FIRSTPLUS Financial Group, Inc.

Subsidiary	Jurisdiction
Olé Auto Group, Inc.	Texas
The FIRSTPLUS Financial Group, Inc. Grantor Residual Trust	Texas